EXHIBIT 99.1

    Progenics Pharmaceuticals Reports Second Quarter 2004 Results

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--Aug. 9, 2004--

     Company provides update of methylnaltrexone clinical programs

    Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced its results of operations for the second quarter ended June 30, 2004 and first half of 2004. The Company also provided an update of its clinical development programs for its lead product candidate, methylnaltrexone (MNTX), an investigational drug for the treatment of opioid-induced constipation and post-operative ileus.
    Revenues for the second quarter ended June 30, 2004 totaled $2.2 million compared to $1.7 million for the same quarter in 2003. For the first half of 2004, Progenics reported revenues of $3.9 million compared to $3.7 million for the comparable period in 2003. Revenues primarily reflect funding received by the Company from government grants and contracts and for research and development services rendered to its joint venture with Cytogen Corporation. The Company's expenses for the second quarter of 2004 were $13.2 million compared to $9.7 million for the second quarter of 2003. For the six months ended June 30, 2004, expenses totaled $25.4 million compared to $18.0 million for the six months ended June 30, 2003. The increase in expense is principally due to an increase in headcount, related laboratory supplies, and increased clinical trial activity. The net loss for the second quarter of 2004 was $10.9 million, compared to a net loss of $7.8 million for the same period in 2003. The net loss per share for the second quarter of 2004 was $0.64, basic and diluted, compared to a net loss per share of $0.61, basic and diluted, for the same period of 2003. The net loss for the first half of 2004 was $21.1 million, compared to a net loss of $13.9 million for the same period in 2003. The net loss per share for the first half of 2004 was $1.26, basic and diluted, compared to a net loss per share of $1.09, basic and diluted, for the same period of 2003. The Company ended the second quarter of 2004 with cash, cash equivalents and marketable securities of $48.9 million.
    During the first half of 2004, Progenics Pharmaceuticals made important progress in the Company's goal of bringing new medicines to market. The Company's achievements included the following:

    -- Initiated a second pivotal phase 3 clinical trial of methylnaltrexone (MNTX) for the treatment of opioid-induced constipation in patients with advanced medical illness (AMI).

    -- Successfully completed phase 1 clinical trials of two different oral formulations of MNTX.

    -- Initiated a phase 1 clinical trial of a new HIV (human immunodeficiency virus) therapy, PRO 140 - a humanized monoclonal antibody that is designed to block infection by inhibiting the ability of the virus to enter healthy cells.

    -- Reported encouraging preliminary results from the phase 1 safety study of therapeutic prostate cancer vaccine targeting PSMA (prostate specific membrane antigen).

    -- Presented promising data on the Company's HIV vaccine candidate demonstrating the production of specific neutralizing anti-HIV antibodies in an animal model.

    MNTX progress

    Progenics has ongoing clinical programs for MNTX with three dosage forms: Subcutaneous MNTX is the subject of two, pivotal phase 3 clinical trials in opioid-induced constipation in patients with advanced medical illness; intravenous MNTX is being studied in a phase 2 trial for treatment of post-operative ileus; and oral MNTX is being developed for relief of opioid-induced constipation in patients with chronic pain. The Company believes that the ability to deliver MNTX using three dosage forms and routes of administration represents a significant benefit. Each form is tailored to address the needs of specific clinical applications based on onset of action, dosing flexibility and ease of use.

    Interim MNTX phase 3 data reviewed by DSMB

    Today, the Company also announced that, earlier this year, an independent Data Safety Monitoring Board (DSMB) completed a scheduled interim analysis of the Company's first phase 3 clinical trial of MNTX for relief of opioid-induced constipation in patients with AMI. After reviewing unblinded data from approximately the mid-way point in enrollment of the study, the DSMB recommended that no additional patients needed to be added to the enrollment target of 150. In addition, they found that there were no significant safety issues, and concluded that, based on the results to date, the clinical trial should proceed as planned without protocol modification.
    "While the Company remains blinded to the interim data, we are encouraged that the DSMB found no reason to modify this ongoing phase 3 clinical trial," said Paul J. Maddon, M.D., Ph.D., Progenics' Chairman and Chief Executive Officer. "We are working diligently towards completing two pivotal phase 3 clinical trials of MNTX for the relief of opioid-induced constipation in patients with AMI, and anticipate the completion of enrollment in the first of these trials during the fourth quarter of this year. Enrollment of our second phase 3 clinical trial in AMI is anticipated to conclude in mid-2005. Analysis and reporting of the results from each study will be made available as expeditiously as possible after completion."
    "We have implemented strategies to meet the challenges of enrolling terminally ill patients into our pivotal phase 3 studies," said Robert J. Israel, M.D., Progenics' Senior Vice President of Medical Affairs. "Prior to the MNTX AMI program, few clinical trials had been conducted in the hospice setting, where historically, there have been limited resources, infrastructure, and personnel experienced in clinical research. We are also working with doctors, patients and their families to ensure that participation in our clinical trials are not a burden to a dying patient. We have broken new ground in this field and Progenics' researchers have reported on these methods at the annual meetings for the National Hospice and Palliative Care Organization and Multinational Association of Supportive Care in Cancer."

    Phase 2 study of intravenous MNTX for post-operative ileus patients to complete enrollment in fall

    Progenics is also evaluating MNTX in the treatment of post-operative ileus, a serious paralysis of the gastrointestinal tract. Of the 40 million surgeries that occur in the U.S. each year, more than four million patients are at high risk for developing ileus. Ileus is a major factor in increasing hospital stays, as patients are typically not discharged until bowel and urinary functions are restored. The Company is in the final stages of patient accrual in a phase 2 clinical trial of MNTX in this patient population and expects to reach the target enrollment for the trial early in the fourth quarter of 2004.

    Two phase 1 studies of oral MNTX for chronic pain patients successfully completed

    In May, Progenics reported the results of a phase 1 study of a tablet formulation of MNTX which characterized the tolerability and pharmacokinetics of oral MNTX. Preliminary analysis of data from 61 healthy volunteers who received study medication at three dose levels indicated that the drug was well tolerated and exhibited predictable pharmacokinetics. The early completion of this study will allow the Company to begin phase 2 trials in patients with chronic pain who experience opioid induced constipation due to their pain medications during the fourth quarter of 2004.
    Of the 25 million Americans with chronic pain, approximately four million receive opioids on a daily basis, and, as a consequence, many experience debilitating constipation which is often not responsive to laxatives and stool softeners. There are currently no FDA-approved therapies for opioid-induced constipation. The Company believes that oral MNTX may be useful for the treatment of opioid-induced constipation in patients with chronic pain.

    Company Profile

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a monoclonal antibody designed to target the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation (NASDAQ: CYTO), is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.


                    PROGENICS PHARMACEUTICALS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS

                      Three Months Ended        Six Months Ended
                 -------------------------  --------------------------
                   6/30/2004    6/30/2003     6/30/2004     6/30/2003
                 ------------  -----------  ------------  ------------
Revenues:
 Contract research
  and development
  from JV        $   586,748  $   625,132  $  1,143,430  $  1,418,054
 Research grants
  and contracts    1,543,635    1,048,115     2,729,770     2,165,533
 Product sales        44,336       27,325        49,614        86,891
                 ------------  -----------  ------------  ------------
  Total revenues   2,174,719    1,700,572     3,922,814     3,670,478
                 ------------  -----------  ------------  ------------

Expenses:
 Research and
  development      9,376,001    6,219,784    17,749,488    11,971,930
 General and
  adminstrative    3,038,321    2,307,307     5,853,183     3,927,449
 Loss in JV          422,994      861,178     1,098,185     1,481,041
 Depreciation and
  amortization       373,796      309,544       699,910       613,475
                 ------------  -----------  ------------  ------------
  Total expenses  13,211,112    9,697,813    25,400,766    17,993,895
                 ------------  -----------  ------------  ------------

Operating loss   (11,036,393)  (7,997,241)  (21,477,952)  (14,323,417)

Other income
 (expense):
 Interest income     191,850      158,065       408,742       382,191
 Loss on sale of
  marketable
  securties          (31,468)                   (31,468)
 Interest expense                  (2,825)                     (4,520)
  Total other
   income            160,382      155,240       377,274       377,671
                 ------------  -----------  ------------  ------------

Net loss        $(10,876,011) $(7,842,001) $(21,100,678) $(13,945,746)
                 ============  ===========  ============  ============

Net loss per
 share, basic
 and diluted    $      (0.64) $     (0.61) $      (1.26) $      (1.09)
                 ============  ===========  ============  ============


                       CONDENSED BALANCE SHEETS

                                 June 30, 2004      December 31, 2003
                                 --------------     -----------------
Cash, cash equivalents and
 marketable securities          $    48,929,626     $    65,662,732
Accounts receivable                     798,186             796,929
Fixed assets, net                     4,088,726           3,890,991
Other assets                          1,608,464           2,535,552
                                 ---------------     ---------------

Total assets                    $    55,425,002     $    72,886,204
                                 ===============     ===============

Liabilities                     $     4,949,399     $     5,203,510
Stockholders' equity                 50,475,603          67,682,694
                                 ---------------     ---------------

Total liabilities and
 stockholders' equity           $    55,425,002     $    72,886,204
                                 ===============     ===============

    DISCLOSURE NOTICE: The information contained in this document is current as of August 9, 2004. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:
    Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, 914/789-2800
             rkrawiec@progenics.com